Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 31, 2007, Cell Therapeutics, Inc. (“CTI”) and Systems Medicine, Inc. (“SMI”) completed the acquisition of SMI in a stock for stock merger (the “Merger”). The following unaudited pro forma condensed combined balance sheet as of June 30, 2007 and the unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2007 and the year ended December 31, 2006 are based on the historical consolidated financial statements of CTI and SMI after giving effect to the Merger, which was accounted for as an asset purchase, and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The financial information of SMI has been reclassified to conform SMI’s presentation format to that of CTI. The unaudited pro forma condensed combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed combined financial information is intended for informational purposes only and does not purport to represent what CTI’s financial position or results of operations would actually have been if the Merger had in fact occurred on the dates indicated or to project CTI’s financial position or results of operations as of any future date or for any future period.

For pro forma purposes:

•	CTI’s unaudited balance sheet as of June 30, 2007 has been combined with SMI’s unaudited balance sheet as of June 30, 2007 as if the Merger had occurred on June 30, 2007;

•

CTI’s unaudited statement of operations for the six months ended June 30, 2007 has been combined with SMI’s unaudited statement of operations for the six months ended June 30, 2007 as if the Merger had occurred on January 1, 2007;

•

CTI’s statement of operations for the year ended December 31, 2006 has been combined with SMI’s statement of operations for the year ended December 31, 2006 as if the Merger had occurred on January 1, 2006; and

•

Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma condensed combined consolidated statement of operations for the six months ended June 30, 2007 and the year ended December 31, 2006.

As an asset purchase, the total estimated purchase price of approximately $20.4 million, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the Merger, based on management’s estimates of fair values as of July 31, 2007, the completion date of the Merger. A valuation of the intangible assets was performed by an independent third party, and was used as the basis for management’s consideration of fair values of the intangible assets reflected in these unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes included in CTI’s Annual Report on Form 10-K for the year ended December 31, 2006, its quarterly report on Form 10-Q for the six months ended June 30, 2007 and the historical financial statements of SMI for the year ended December 31, 2006 and the six months ended June 30, 2007.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

June 30, 2007

(In thousands)

	Cell Therapeutics, Inc.	Systems Medicine, Inc.	Pro Forma Adjustments	Note 2	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$8,026	$1,136	$—		$9,162
Securities available-for-sale	35,413	—	—		35,413
Interest receivable	363	—	—		363
Accounts receivable, net	162	—	—		162
Prepaid expenses and other current assets	10,486	35	—		10,521

Total current assets	54,450	1,171	—		55,621
Property and equipment, net	6,478	5	(1)	(A)	6,482
Goodwill, net	17,064	—	—		17,064
Other intangibles, net	1,278	—	65	(B)	1,343
		992	(992)	(C)
Other assets and deferred charges	10,311	2	—		10,313

Total assets	$89,581	$2,170	$(928)		$90,823

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,035	$320	(268)	(D)	$1,087
Accrued expenses	16,883	1,174	445	(E)	18,502
Current portion of deferred revenue	80	—	—		80
Current portion of long-term obligations	1,982	—	—		1,982
Current portion of convertible senior notes	—	3,920	(3,920)	(F)	—
Current portion of convertible senior subordinated notes	27,407	—	—		27,407
Current portion of convertible subordinated notes	28,490	—	—		28,490

Total current liabilities	75,877	5,414	(3,743)		77,548
Deferred revenue, less current portion	438	—	—		438
Other long-term obligations, less current portion	4,155	—	—		4,155
7.5% convertible senior notes	32,039	—	—		32,039
6.75% convertible senior notes	6,931	—	—		6,931
Convertible senior subordinated notes	55,150	—	—		55,150

Total liabilities	174,590	5,414	(3,743)		176,261
Commitments and contingencies
Preferred Stock	17,072	—	—		17,072
Shareholders’ deficit:					—
Common stock	917,301	4	(4)	(G)	937,301
			20,000	(H)
Additional paid-in capital	—	617	(617)	(G)	—
Accumulated other comprehensive loss	(1,634)	—	—		(1,634)
Accumulated deficit	(1,017,748)	(3,865)	3,865	(I)	(1,038,177)
			(20,429)	(J)

Total shareholders’ deficit	(102,081)	(3,244)	2,815		(102,510)

Total liabilities and shareholders’ deficit	$89,581	$2,170	$(928)		$90,823

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2007

(In thousands, except per share amounts)

	Cell Therapeutics, Inc.	Systems Medicine, Inc	Pro Forma Adjustments	Note 2	Pro Forma Combined
Revenues:
License and contract revenue	$40	$—	$—		$40

Total revenues	40	—	—		40

Operating expenses:
Research and development	31,802	1,427			33,229
Selling, general and administrative	15,720	723			16,443
Amortization of purchased intangibles	419	—	7	(K)	426

Total operating expenses	47,941	2,150	7		50,098

Loss from operations	(47,901)	(2,150)	(7)		(50,058)
Other income (expense):
Investment and other income	1,441	19	—		1,460
Interest expense	(7,594)	(92)	—		(7,686)
Foreign exchange gain	834	—	—		834
Make-whole interest expense	(2,310)	—	—		(2,310)
Gain on derivative liabilities	3,614	—	—		3,614
Settlement expense	(160)	—	—		(160)

Other expense, net	(4,175)	(73)	—		(4,248)

Net loss	(52,076)	(2,223)	(7)		(54,306)
Preferred stock beneficial conversion feature	(4,383)				(4,383)
Preferred stock dividends	(181)	—	—		(181)

Net loss attributable to common shareholders	$(56,640)	$(2,223)	$(7)		$(58,870)

Basic and diluted net loss per common share	$(1.41)	$(0.54)			$(1.33)

Shares used in calculation of basic and diluted net loss per common share	40,165	4,141		Note 3	44,377

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2006

(In thousands, except per share amounts)

	Cell Therapeutics, Inc.	Systems Medicine, Inc	Pro Forma Adjustments	Note 2	Pro Forma Combined
Revenues:
License and contract revenue	$80	$—	$—		$80

Total revenues	80	—	—		80

Operating expenses:
Research and development	61,994	297			62,291
Selling, general and administrative	35,303	1,052			36,355
Amortization of purchased intangibles	792	—	13	(K)	805
Restructuring charges and related asset impairments	591	—	—		591

Total operating expenses	98,680	1,349	13		100,042

Loss from operations	(98,600)	(1,349)	(13)		(99,962)
Other income (expense):
Investment and other income	2,866	74	—		2,940
Interest expense	(19,829)	(162)	—		(19,991)
Foreign exchange gain	1,877	—	—		1,877
Make-whole interest expense	(24,753)	—	—		(24,753)
Gain on derivative liabilities	6,024	—	—		6,024
Gain on exchange of convertible notes	7,978	—	—		7,978
Settlement expense	(11,382)	—	—		(11,382)

Other expense, net	(37,219)	(88)	—		(37,307)

Net loss	$(135,819)	$(1,437)	$(13)		$(137,269)

Basic and diluted net loss per share	$(1.21)	$(0.37)			$(1.18)

Shares used in calculation of basic and diluted net loss per share	112,283	3,874		Note 3	116,495

See accompanying notes.

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

Note 1. Description of Merger and Purchase Price

At the time of the Merger, 4,211,856 shares of CTI common stock were issued in exchange for outstanding SMI ordinary shares. Of the total shares issued, 421,186 remain in an escrow account subject to any claims for indemnification made by CTI. Upon the twelve month anniversary of the closing date, the acquisition agreement provides instructions on the release of the remaining escrowed shares. Pursuant to the terms of the acquisition agreement, if certain FDA regulatory approval milestones are met, the stockholders of SMI could also receive a maximum of $15 million in additional consideration, payable in either cash or shares of CTI common stock at CTI’s election (the “Contingent Consideration”). At this time, it is not possible to predict whether these milestones will be achieved; accordingly, the pro forma condensed combined balance sheet and estimated purchase price do not reflect the payment of the Contingent Consideration.

The total estimated purchase price of the Merger is as follows (in thousands):

Total value of CTI common stock, including escrowed shares	$20,000
Estimated direct transaction costs	445

Total estimated purchase price	$20,445

As an asset purchase, the total estimated purchase price as shown in the table above was allocated to SMI’s net tangible and intangible assets, including IPRD, based on their relative fair values as of July 31, 2007, the closing date of the Merger. The estimated fair value of these assets in excess of the purchase price was then allocated on a pro rata basis to reduce in-process research and development and non-monetary long-lived assets. The allocation of the estimated purchase price as of the date of the Merger is as follows (in thousands):

Cash and cash equivalents	$3,100
Prepaid expenses and other current assets	14
Other receivable	116
Notes receivable	99
Property and equipment	4
Intangible assets	68
Other non current assets	2
Accounts payable and accrued expenses	(2,296)
Promissory notes	(2,000)
Acquired in-process research and development	21,338

Total	$20,445

In-process research and development

Acquired IPRD for the Merger was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by purchased technology related to brostallicin, which, at the effective time of the Merger, had not reached technological feasibility. The cash flow projections for revenues are based on estimates of growth rates and the aggregate size of the respective market for brostallicin, probability of technical success given the state of development at the time of acquisition, royalty rates based on an assessment of industry market rates, product sales cycles, and the estimated life of a product’s underlying technology. The projections for revenues include assumptions that significant cash flows from product revenue would commence in 2011. Estimated operating expenses and income taxes are deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include cost of goods sold, selling, general and administrative expenses, and research and development costs. The rate utilized to discount projected cash flows was approximately 18%, and was based on the relative risk of the in-process technology and was based primarily on risk adjusted rates of return for similar research and development programs in the industry and the weighted average cost of capital for CTI at the time of the Merger.

Brostallicin is a novel synthetic second-generation DNA minor groove binder that has potent cancer killing activity and has demonstrated synergism in combination with standard cytotoxic agents as well as with newer targeted therapies in preclinical experimental tumors models. More than 200 patients have been treated with brostallicin in single-agent and combination studies. A phase II study of brostallicin in relapsed/refractory soft tissue sarcoma met its pre-defined activity and safety hurdles and resulted in a first-line phase II study that is currently being conducted by the European Organization for Research and Treatment of Cancer (EORTC). Additionally, CTI plans to initiate a phase II/III myxoid liposarcoma trial in 2008. For purposes of the valuation, SMI has estimated that its future research and development costs for brostallicin will be approximately $28.0 million through the launch year. SMI expects that the new drug application to the Food and Drug Administration for brostallicin will be filed in late 2010, at the earliest, and for purposes of the valuation, the estimated launch of brostallicin for soft tissue sarcoma is 2011. However, significant risk remains relative to the uncertainties inherent in the clinical trials and in ultimately obtaining regulatory approval.

The values associated with this program represents values ascribed by CTI’s management, based on the discounted cash flows currently expected from the technology acquired and a pro rata allocation of the estimated fair values of non-monetary assets acquired in excess of the purchase price. The estimated cash flows include the estimated development costs and estimated product launch date referred to above with the estimated life of the product ending fourteen years after approval. If the project is not successfully developed, the business, results of operations and financial condition of CTI may be adversely affected. As of the date of the Merger, CTI concluded that once completed, the technology under development can only be economically used for the specific and intended purpose and that the in-process technology has no alternative future use after taking into consideration the overall objective of the project, progress toward the objective, and uniqueness of development to this objective.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect CTI’s estimated transaction costs, to eliminate SMI’s intangibles and equity accounts and to reflect changes in amortization charges resulting from these pro forma adjustments.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)	Adjustment to record the allocation of fair value in excess of purchase price to property and equipment acquired as of June 30, 2007.

(B)	Adjustment to record SMI’s net other intangibles representing assembled workforce of $65,000 at June 30, 2007 based on estimated fair values and a pro rata allocation of excess fair value over purchase price.

(C)	Adjustment to eliminate SMI’s net other intangibles of $992,000 at June 30, 2007.

(D)	Eliminate the interest on senior convertible notes that would have converted to CTI common stock on acquisition as of June 30, 2007.

(E)	To reflect CTI’s estimated transaction costs, consisting primarily of financial advisory, legal and accounting fees totaling approximately $445,000, as if it had been accrued as of June 30, 2007.

(F)	Adjustment to eliminate the senior convertible notes that would have converted to CTI common stock upon acquisition of SMI as of June 30, 2007.

(G)	Adjustment to eliminate SMI’s historical shareholders’ equity accounts at June 30, 2007.

(H)	To reflect the issuance of 4,211,856 shares of CTI common stock valued at $4.718 per share and $128,429 in cash paid to non-accredited shareholders of SMI. Total consideration paid to SMI for the Merger was $20,000,000.

(I)	To reflect the write off of SMI’s accumulated deficit as of June 30, 2007.

(J)	To reflect the write off of in-process research and development acquired by CTI of $20,429,000 as of June 30, 2007. The amount of IPR&D differs from the amount included in the allocation of the estimated purchase price because the valuation was prepared as of the date of acquisition, July 31, 2007.

(K)	To record additional amortization of purchased intangibles of $7,000 and $13,000 for the six months ended June 30, 2007 and for the year ended December 31, 2006, respectively, attributable to the value allocated to assembled workforce using an estimated life of five years.

Note 3. Unaudited Pro Forma Loss per Common Share

(a)	The pro forma combined share and net loss per common share data was prepared using 4,211,856 shares of CTI common stock issued in connection with the share exchange for outstanding SMI ordinary shares on July 31, 2007, including 421,186 shares of stock which remains subject to an escrow account and which will be issued to SMI’s former shareholders after expiration of the one year escrow period. The impact of outstanding stock options and convertible debt has been excluded from the calculation of diluted net loss per common share as the effect would be anti-dilutive.